UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2015

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On August 25, 2015 Solitario Exploration & Royalty Corp. (“Solitario”) and Ely Gold & Minerals Inc. (“Ely Gold”, and together with Solitario, the “Sellers”) closed the previously announced transaction to sell their combined interests in the Mt. Hamilton gold project (“Mt. Hamilton”) to Waterton Nevada Splitter, LLC, a wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP, for total cash proceeds of US$30 million (the “Transaction”). The Transaction was structured as the sale of the Sellers’ membership interests in Mt. Hamilton LLC (“MH-LLC”), a limited liability company that held 100% of the Mt. Hamilton assets. Shareholders of Solitario and Ely Gold recently approved the Transaction.

Solitario received gross proceeds of $24 million for its 80% interest in MH-LLC, and DHI Minerals (U.S.) Ltd., Ely Gold’s wholly-owned U.S. subsidiary, received gross proceeds of $6 million for its 20% interest in MH-LLC. Concurrent with the closing of the Transaction, Solitario paid in full its outstanding US$5 million corporate credit facility with RMB Australia Holdings Limited, plus approximately $7,000 in accrued interest and fees.

Additionally, concurrent with the closing of the Transaction, Solitario delivered 15,732,274 common shares (approximately 19.6% of the issued and outstanding) of Ely Gold for cancellation. The shares were delivered to Ely Gold pursuant to the previously announced consent agreement whereby Ely Gold agreed to provide its consent (required under the MH-LLC Operating Agreement) for Solitario to pledge its 80% membership interest in MH-LLC in connection with an extension of Solitario’s (now fully paid) corporate credit facility discussed above. Solitario no longer holds any shares of Ely Gold.

ITEM 9.01	Financial Statements and Exhibits

(b)  Pro forma financial information.

The financial statements that may be required in connection with the Transaction are not included in this Current Report on Form 8-K. Solitario will file any required financial statements within 71 calendar days after the date this Current Report was required to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 28, 2015

Solitario Exploration & Royalty Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer